For Broker Dealer Use Only

15month Barclays Bank plc

Inflation Floater

The notes pay coupons of CPI Plus by 1.40.

Detailed description available in the Prospectus, Prospectus Supplement and Pricing Supplement.

Issuer	Barclays Bank PLC.

Issuer’s Rating	BBPLC is currently rated AA by S&P / Aa1 by Moody’s / AA+ by Fitch

Currency	USD

Issue Size	•

Denominations / Principal	$1,000

Trade Date	February 6th , 2006

Settlement Date	February 10th, 2006

Maturity Date	May 15th, 2007 (15 months)

Coupons

CPI plus a spread of 1.40% where CPI is the year-over-year change with a 2 month look back from the start of the accrual period:

[(CPIfinal – CPIinitial)/CPIinitial]

For example, payment on March 15th, 2006, reflects percentage change from December 2004 to December 2005 plus a spread of 1.40%. Please note that the coupon formula is subject to a 0.00% coupon floor for any given calculation period.

Coupon Payments	Monthly subject to the Modified Following Business day Convention

1st Coupon Payment March 15th, 2006	4.816%

Coupon Daycount	30/360 unadjusted

CPI Reference	CPI is the “Non-Seasonally Adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers (CPI-U)” published by the Bureau of Labor Statistics of the U.S. Department of Labor, as displayed on the Bloomberg Screen “CPURNSA Index”

Business Days	London and New York

Calculation Agent	Barclays Bank PLC

Secondary Market	Barclays Capital Inc., may, although not required to, indicate bid and offer prices on the notes, subject to market conditions and up to the Maturity Date.

Settlement	DTC, Book entry, Transferable

CUSIP	06739F AM 3

Trustee and Paying Agent	Bank of New York

THE NOTES REPRESENT SENIOR UNSECURED DEBT SECURITIES ISSUED BY THE ISSUER. THE NOTES ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER US FEDERAL OR STATE GOVERNMENT AGENCY.

Disclaimer

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated September 21, 2005, the prospectus supplement dated September 22, 2005, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this term sheet if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (extension 3251). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

This material is for information purposes only. We are willing to discuss it with you on the assumption that you have sufficient knowledge, experience and professional advice to understand and make your own independent evaluation of the merits and risks of the proposed structures. This is neither an offer to sell securities, commodities or other instruments nor a solicitation of an offer to buy securities, commodities or other instruments nor shall it be deemed to provide investment, tax, accounting or other advice. This material is not intended to set forth a final expression of the terms and conditions of any security or transaction and it may be amended, superseded or replaced in its entirety by subsequent term sheets or other summaries of terms and conditions. The information contained in these materials is confidential.

Information contained in these materials may be derived from sources generally believed to be reliable, but no warranty is made that such information is accurate, complete or fair and should not be relied on as such. The information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved. All information, terms and pricing set forth herein reflect our judgment at the date and time hereof and are subject to change without notice.

In the event that Barclays were to enter into a transaction with you, Barclays will do so as principal (and not as agent or in any other capacity, including, without limitation, as your fiduciary, advisor or otherwise). As a principal, Barclays will generally conduct its business without regard to the consequences of such conduct (adverse or otherwise) to you. Neither Barclays, nor any affiliate, nor any of their respective directors, partners, officers, employees or representatives accepts any liability whatsoever for any direct or consequential loss arising from any use of these materials or their content; and any of the foregoing may from time to time act as manager, co-manager or underwriter of a public offering or otherwise, in the capacity of principal or agent, deal in, hold or act as market makers or advisors, brokers or commercial and/or investment bankers in relation to the securities or related derivatives that are discussed herein.

Transactions of the type described in these materials may involve a high degree of risk and the value of such transactions may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation or entity and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not disclose all the risks and other significant aspects in connection with transactions of the type described in the materials. Please review the Prospectus, Prospectus Supplement and Pricing Supplement relating to these Securities for a further discussion of the risk. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to them.

These materials are directed at persons who have professional experience in matters relating to investments. The investments to which it relates are available only to such persons and will be entered into only with such persons.

Barclays Capital and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) is written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Copyright in these materials is owned by Barclays (© Barclays Bank PLC 2006 (all rights reserved)). These materials, or any part thereof, may not be reproduced, distributed or transmitted to any other person or incorporated in any way into another document without the prior written consent of Barclays. As used herein, the term “Barclays” refers to Barclays Bank PLC, together with its subsidiaries and affiliated companies. Each of these companies is separately incorporated and none of these companies are responsible for the obligations of the others.

Barclays Capital—the investment banking division of Barclays Bank PLC (US Securities Affiliate: Barclays Capital Inc.); Registered in England 1026167. Registered office 1 Churchill Place, London E14 5HP; Authorised and regulated by FSA and member of the London Stock Exchange.